UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 26, 2008
WHITE ELECTRONIC DESIGNS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4817	35-0905052

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3601 E. University Drive, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)
(602) 437-1520
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On September 26, 2008, the Board of Directors (the “Board”) of White Electronic Designs Corporation (the “Company”) authorized the disposal of the Company’s Display Systems Division (“DSD”). This decision by the Board resulted from an effort to complete the strategic plan to streamline the business and focus operations in the defense electronics market where the Company has superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development.
The Board delegated to Roger Derse, the Chief Financial Officer and member of the interim Office of the President, the authority to proceed with the negotiation of specific terms and conditions of any sale proposal related to the assets of DSD. The Company expects to complete the disposal within the next twelve months.
The Company expects to record costs related to these discontinued operations, but is still in the process of determining such charges and is not able, in good faith, to make a determination of an estimate or range of estimates of amounts to be incurred. The Company will file one or more amendments to this Form 8-K, as necessary, after it makes a determination of such amounts.
The Company issued a press release concerning this disposal plan, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 2.06 Material Impairments.
          With respect to the items discussed in Item 2.05 above, the Company and its auditors may conclude that one or more material charges for impairment to the Company’s assets is required under generally accepted accounting principles. The Company will file one or more amendments to this Form 8-K, as necessary, to provide an estimate of the amount or range of amounts of any such impairment charges after it has been determined.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release entitled “White Electronic Designs Board Realigns Company as Defense Electronics Supplier; Display Systems Division to be disposed; Board of Directors Reviewing Strategic Alternatives”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION

Date: October 1, 2008	By:	/s/ Roger A. Derse
Roger A. Derse
Chief Financial Officer, Member of Office of the
President